UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

CB RICHARD ELLIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Sepulveda Blvd., Suite 1050, El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 606-4700

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K (the “Report”) of CB Richard Ellis Group, Inc. (the “Company”), originally filed with the United States Securities and Exchange Commission (the “SEC”) on October 20, 2006 is solely for the purpose of correcting the date set forth on the cover of the Report.

Except as expressly stated above, this Form 8-K/A is identical to the Report and does not reflect any events occurring after the date of the Report as filed with the SEC on October 20, 2006, or otherwise modify or update any of the information contained therein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 18, 2006, the Board of Directors (the “Board”) of the Company elected Jane Su to serve as a member of the Board, effective immediately. Ms. Su has not been appointed to serve on any Board committee at this time.

Ms. Su has been a partner at Blum Capital Partners, L.P. since May 2006. Ms. Su served as a vice president of Blum Capital Partners since 2002. Prior to joining Blum Capital Partners, Ms. Su was a principal of Banc of America Equity Partners – Asia from 1996 to 2000. She holds a B.A. from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Pursuant to a Securityholders’ Agreement with certain of the Company’s stockholders, the Company’s stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of the total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these stockholders, with this percentage of directors rounded up to the nearest whole number of directors. Accordingly, these stockholders have nominated Ms. Su to the Board.

In addition, in May 2006, Blum Strategic Partners, LP, Blum Strategic Partners II, LP and Blum Strategic Partners II GmbH & Co. KG, collectively sold 6,990,000 shares, as adjusted for the Company’s three for one stock split, of the Company’s common stock pursuant to Rule 144 of the Securities Act of 1933. The general partner of Blum Strategic Partners, LP is Blum Strategic GP, LLC and the general partner of Blum Strategic Partners II, LP and the managing limited partner of Blum Strategic Partners II GmbH & Co. KP is Blum Strategic GP II, LLC. Ms. Su is a member of Blum Strategic GP, LLC and Blum Strategic GP II, LLC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 23, 2006		CB RICHARD ELLIS GROUP, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer

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